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Exhibit 10.23

RETENTION AGREEMENT

    This Retention Agreement (the "Agreement") is made and entered into effective as of December          , 2000, by and between                              (the "Employee") and NetRatings, Inc., a Delaware corporation (the "Company").

R E C I T A L

    In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company, the Board of Directors of the Company (the "Board") believes that it is imperative to provide the Employee with certain benefits upon the involuntary termination of the Employee's employment provided that such termination was not for cause.

A G R E E M E N T

    In consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company, the parties agree as follows:

    1.  At-Will Employment.  The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.

    2.  Severance Benefits.

      (a)  Acceleration of Vesting.  Subject to Sections 2(c) and 2(e) below and as consideration for the covenants made herein by Employee including Employee's covenant in Section 4 herein, if the Employee's employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 3(c)), then (i) the unvested portion of any stock option(s) held by the Employee that were granted by the Company shall immediately accelerate and become fully vested, and such options shall remain exercisable for the period prescribed in the Employee's stock option agreements and (ii) the Company's right of repurchase as to any shares sold to Employee pursuant to a restricted stock purchase agreement or similar agreement shall immediately lapse as to all shares issued pursuant to such agreement.

      (b)  Severance Payment.  Subject to Sections 2(c) and 2(e) below and as consideration for the covenants made herein by Employee including Employee's covenant in Section 4 herein, if the Employee's employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 3(c)) then Employee shall be entitled to receive twelve (12) months' of the Employee's Total Annual Earnings (as defined in Section 3(e)) as in effect as of the date of such termination, all less applicable withholding, paid in over the twelve (12) month period in accordance with the Company's normally scheduled payroll dates.

      (c)  280G Compliance.  In the event the Employee becomes entitled to the payments and benefits provided under this Agreement and/or any other payments or benefits with a Change of Control (as defined in Section 3(b)) of the Company (collectively, the "Payments"), and such Payments would result in a "parachute payment" as described in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of such Payments shall be either:

         (i) the full amount of the Payments, or

        (ii) a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax"),

  whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefit. Unless the Company or the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Employee (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur.

      (d)  Voluntary Resignation; Termination For Cause.  If the Employee voluntarily resigns from the Company (and such resignation is not an Involuntary Termination defined in Section 3(c)), or if the Company terminates the Employee's employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing benefit plans at the time of such termination.

      (e)  Release of Claims.  The Employee shall not be entitled to any of the benefits described in this Section 2 unless and until the Employee, in consideration for such benefits, executes a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any right of the Employee to be indemnified by the Company.

    3.  Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

      (a)  Cause.  "Cause" shall mean: (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee; (ii) the Employee's conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company; and (iv) continued willful violations by the Employee of the Employee's obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

      (b)  Change of Control.  "Change of Control" shall mean the occurrence of any of the following events: (i) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of the Company; or (iv) the approval by the stockholders of the Company of a plan of complete liquidation of the Company.

      (c)  Involuntary Termination.  "Involuntary Termination" shall mean (i) without the Employee's express written consent, the reduction of the Employee's duties which results in a significant diminution of the Employee's position or responsibilities with the Company, or the removal of the Employee from his employment position in the Company other than for Cause; (ii) without the Employee's express written consent, a material reduction by the Company in the Employee's total cash compensation as in effect immediately prior to such reduction; (iii) without the Employee's express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (iv) without the Employee's express written consent, the relocation of the Company to a facility or location more than 30 miles from the Company's then present location; or (iv) the death or Disability (as defined in Section 3(d) below) of the Employee; or (vi) any breach by the Company of any material provision of this Agreement.

      (d)  Disability.  "Disability" shall mean the inability of the Employee to perform his duties as an employee of the Company as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Employee (or the Employee's legal representative).

      (e)  Total Annual Earnings.  "Total Annual Earnings" means the sum of the Employee's annual salary and targeted annual incentive bonus, as in effect immediately prior to the date of the Employee's termination of employment with the Company.

    4.  Other Activities.

      (a) In order to protect the Company's valuable proprietary information, Employee agrees that during Employee's employment and for a period of one (1) year following the termination of such employment with the Company for any reason, Employee shall not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any of the following entities, which are direct competitors of the Company: Jupiter-Media Metrix, NetValue, Comscore Networks, PC Data, Forrester Research, Gartner Group, IDC; or to any other companies which the Board may determine from time to time are direct competitors of the Company. Employee acknowledges and agrees that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that Employee's provision of labor, services, advice or assistance to any of those competitors could result in the inevitable disclosure of the Company's proprietary information. Employee further acknowledge and agree that the restrictions contained in this paragraph will not preclude Employee from engaging in any trade, business or profession that Employee is qualified to engage in. Notwithstanding the foregoing, Employee is permitted to own, individually, as a passive investor up to a one percent (1%) interest in any publicly traded entity.

      (b) Following employee's termination, Employee shall not, for a period of twelve (12) months knowingly solicit for the purposes of employment or to hire, without prior written consent of the Company, any employee of the Company, either directly or indirectly through an associated company, employee search or placement firm or any other third party.

    5.  Successors.

      (a)  Company's Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the Company's obligations under this Agreement.

      (b)  Employee's Successors.  Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the

  Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    6.  Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

    7.  Miscellaneous Provisions.

      (a)  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the party hereto adversely affected thereby. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      (b)  Whole Agreement.  This Agreement, any stock option agreements representing options, and any other restricted stock purchase agreement or similar agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, including the Change of Control Agreement entered into between the Company and Employee dated                              . Nothing in this Agreement, however, is intended to affect the rights of the Employee, or the covered dependents of the Employee, under any applicable law with respect to health insurance continuation coverage.

      (c)  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

      (d)  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      (e)  Arbitration.  The Company and the Employee agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

      (f)  No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 8(f) shall be void.

      (g)  Employment Taxes.  Payments made pursuant to this Agreement may be subject to withholding of applicable income and employment taxes.

      (h)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	NETRATINGS, INC.
By:

Title:

EMPLOYEE:	[EMPLOYEE NAME]

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RETENTION AGREEMENT
R E C I T A L
A G R E E M E N T